Exhibit 99.1

Contact:

Justine E. Koenigsberg

Director, Corporate Communications

(617) 349-0271

FOR IMMEDIATE RELEASE

TKT TO END EFFORTS TO SEEK U.S. APPROVAL OF REPLAGAL

Fourth Quarter 2003 Replagal Sales Expected To Approximate Third Quarter Sales

Cambridge, MA, January 12, 2004 – Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced that it will cease efforts to seek the approval of Replagal™ (agalsidase alfa) enzyme replacement therapy for Fabry disease from the U.S. Food and Drug Administration (FDA).  TKT will continue to market and sell Replagal in countries where it is approved outside the United States, will continue its efforts to introduce Replagal in new markets in 2004, and will continue to supply Replagal to U.S. patients in its ongoing clinical trials.

TKT submitted a request for a Special Protocol Assessment to the FDA in November 2003 to identify a regulatory approach that could lead to U.S. approval of Replagal, where orphan drug exclusivity excludes it from the U.S. market.  In its response, the FDA indicated it would expect TKT to conduct a head-to-head trial comparing Replagal to Fabrazyme in patients with Fabry disease as the way to demonstrate either superior safety or efficacy.

“We always characterized this initiative as one that faced significant challenges and one that was not a necessary part of our business plan.  We are nonetheless disappointed that U.S. patients will not have the benefits of Replagal,” said Michael J. Astrue, President and Chief Executive Officer of TKT.  “Given the limited availability of Fabry patients for clinical trials and the large number of patients necessary to conduct a meaningful head-to-head trial, we feel we should put our resources into expanding the existing Replagal franchise and other important programs for desperately ill patients.”

TKT also announced today that, based on a preliminary review of vial shipments, it expects fourth quarter 2003 Replagal product sales to approximate third quarter 2003 product sales, which totaled $15.2 million.   TKT also believes its cash balance at December 31, 2003 will exceed its 2003 guidance of $150 to $170 million.  The company cautions that all of today’s projections are based on preliminary data.

Mr. Astrue will provide an overview of TKT’s product pipeline, including Replagal, tomorrow, January 13, 2004 at 4:30 p.m. PST (7:30 p.m. EST) at the 22nd Annual JPMorgan Health Care

Conference in San Francisco.  The live audio webcast and replay of the presentation will be available in the investor information section of TKT’s website at www.tktx.com.

About Replagal

Replagal is a fully human alpha-galactosidase A protein, produced by genetic engineering technology, intended for long-term treatment of Fabry disease.  It replaces the deficient alpha-galactosidase A with active enzyme to halt or reverse the disease process. Replagal has been approved for commercial use in 27 countries, primarily in the European Union.

About Fabry Disease

Fabry disease is a rare, inherited genetic disorder caused by deficient activity of the lysosomal enzyme alpha-galactosidase A.  It affects both males and females, which results in premature mortality in the fourth or fifth decade of life due to kidney disease, heart disease and stroke. An estimated 5,000 patients worldwide are affected by Fabry disease.  Due to its rarity and vast array of symptoms diagnosis is often difficult and affected men and woman have a significantly reduced quality of life and a greatly shortened life expectancy.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company committed to developing treatments for rare diseases caused by protein deficiencies with a core focus on lysosomal storage diseases.   The company markets one product, ReplagalÔ, an enzyme replacement therapy for Fabry disease in Europe and other countries and is developing treatments for Hunter syndrome and Gaucher disease.  TKT’s research pipeline is focused on rare diseases where a significant unmet medical need exists.  TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe and Latin America.   Additional information about TKT is available on the company’s website at www.tktx.com.

This press release contains forward-looking statements, including statements regarding Replagal, sales expectations for Replagal for the fourth quarter of 2003 and the company’s cash position as of December 31, 2003, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions.  These forward-looking statements are based on the company’s opinion and expectations as of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially.  Important factors that could cause results to differ include, but are not limited to: whether Replagal will be approved in the United States, if at all; whether regulatory authorities equivalent to the FDA will approve Replagal on a timely basis, or at all; whether, if approved, this product will achieve commercial success; whether TKT’s preliminary review of the number of vials shipped is indicative of Replagal product sales that will be recognized in the fourth quarter of 2003; the extent to which TKT’s financial results will benefit from foreign exchange fluctuations in the fourth quarter of 2003, if at all; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 which risk factors are on file with the Securities and Exchange Commission and are incorporated herein by reference.  The company does not undertake any obligation to update any forward-looking statements.

Replagal™ is a trademark of Transkaryotic Therapies, Inc.

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